News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 4, 2020 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2020.

The Company reported net income of $823,000 for the three months ended September 30, 2020 compared to net income of $818,000 for the three months ended September 30, 2019. The Company also reported $2,190,000 in net income for the year ended September 30, 2020 compared with $2,996,000 for the year ended September 30, 2019. The basic and diluted earnings per share were $0.14 and $0.38 for the three and twelve months ended September 30, 2020, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2019 of $0.14 and $0.51, respectively.

President and Chief Executive Officer John Fitzgerald said “Our fourth quarter and year end results reflect our collaborative efforts of providing the highest level of service and most needed assistance to our customers, while managing a strong balance sheet with minimal interest rate risk during this time of economic uncertainty. Despite the outbreak of the COVID-19 pandemic and the subsequent closure of our economy, coupled with historically low interest rates, we are proud to report fourth quarter earnings equal to those of same quarter last year.”

Mr. Fitzgerald continued, “The Bank provided relief to nearly 300 borrowers with loan payment deferrals and fee waivers during the peak of the pandemic. We are equally pleased that the overwhelming majority of these borrowers have resumed making payments. However, despite the strong resiliency displayed by our borrowers, the Bank has prudently increased its allowance for loan loss to account for the ongoing uncertainty in our economy. The increased provisions for loan loss offset a $1.0 million increase in our net interest and dividend income year-over-year. As we look forward into fiscal year 2021, the path of the economic recovery remains unclear due to the continued impact of the COVID-19 pandemic, the potential impact of the Presidential election and the uncertainty of any further fiscal stimulus. With a strong liquidity position and prudent management of our balance sheet, Magyar is well-prepared to face both the known and unknown challenges facing the Bank in 2021.”

Coronavirus/COVID-19 Update

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) pandemic created an unprecedented environment for consumers and businesses alike. To protect its employees and customers from potential exposure to the virus, all Magyar Bank lobbies were closed from March 20th through June 8th. During that period the Bank continued to serve its community through its drive-up lanes, online banking, mobile services, and ATMs. Operational staff worked on a rotational basis and between their primary offices and our disaster recovery location to limit their potential exposure to COVID-19 and to continue providing banking services to our customers. All Magyar Bank branches have remained open since June 8th while observing best practice protocols to limit exposure and/or spread of the virus.

The Bank has offered loan payment deferrals to borrowers unable to pay due to the effects of COVID-19. Deferral requests are considered on a case-by-case basis and are initially approved for a three month period for principal and interest payments or for interest only payments depending on the borrower’s circumstances. An additional three month period is available for businesses that remain unable to operate and for consumers unable to make their mortgage or home equity payments due to COVID-19. As of September 30, 2020, we had modified 283 loans aggregating $150.7 million, for the deferral of principal and/or interest payments. These included 145 commercial real estate loans totaling $115.4 million, 94 one- to four-family residential real estate loans totaling $24.6 million, 32 commercial business loans totaling $6.9 million, 4 construction loans totaling $2.6 million, and 8 home equity lines of credit loans totaling $1.2 million. As of November 3, 2020, 262 loans aggregating $134.8 million had resumed making their contractual loan payments.

The Bank participated in the Paycheck Protection Program (“PPP”), which was designed by the U.S. Treasury under the CARES Act to provide liquidity using the SBA’s platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 6 months. The Company originated 350 loans totaling $56.0 million through September 30, 2020 for which it received $2.0 million in origination fees from the SBA. These fees are being amortized over the expected life of the loans, which is two years for loans originated prior to June 4, 2020 and five years for loans originated June 5, 2020 or later.

The health of the banking industry is highly correlated with that of the economy. The effective closure of local and national economies resulted in an economic recession, which typically results in an increased level of credit losses. Accordingly, our provisions for loan loss were $1,666,000 this year, compared with $668,000 for the year ended September 30, 2019, and will be closely monitored throughout the pandemic.

On April 9, 2020 the Board of Governors of the Federal Reserve announced the Paycheck Protection Program Lending Facility (“PPPLF”), to facilitate lending by eligible financial institutions to small businesses under the PPP. Under the PPPLF, the Federal Reserve Bank of New York provided advances with a fixed interest rate of 0.35% to Magyar Bank on a non-recourse basis, taking PPP loans as collateral.

Under section 1102 of the CARES Act, a PPP Loan is assigned a risk weight of zero percent under the risk-based capital rules of the federal banking agencies. On April 9, 2020, the Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued an interim final rule to allow banking organizations to neutralize the effect of PPP loans financed under the PPPLF on Tier 1 leverage capital ratios. At September 30, 2020, the Bank had borrowed $36.9 million in PPPLF advances from the Federal Reserve, pledging an equal amount of PPP loans as collateral.

Results of Operations

Net income was $823,000 during the three-month period ended September 30, 2020 compared with $818,000 for the three-month period ended September 30, 2019. Net income decreased $806,000, or 26.9%, to $2.2 million during the year ended September 30, 2020 compared with $3.0 million for the year ended September 30, 2019 due to higher provisions for loan loss, lower non-interest income, and higher non-interest expenses, partially offset by higher net interest and dividend income.

Net interest and dividend income increased $668,000, or 13.3%, to $5.7 million for the three months ended September 30, 2020 from the three months ended September 30, 2019. Interest and dividend income increased $38,000, or 0.6%, to $6.8 million for the three months ended September 30, 2020 from $6.7 million to the three months ended September 30, 2019. The average balance of interest-earning assets increased $116 million, or 19.9%, while the yield on such assets decreased 79 basis points to 3.84% for the three months ended September 30, 2020 compared with the prior year period. Originations of PPP loans, increased interest earning deposit balances, and lower market interest rates were primarily responsible for the 79 basis point drop (-17.1%) in yield on earning assets.

Interest expense decreased $630,000, or 36.8%, to $1.1 million for the three months ended September 30, 2020 from $1.7 million for the three months ended September 30, 2019. The average balance of interest-bearing liabilities increased $59.6 million, or 13.0%, between the two periods while the cost on such liabilities declined by 67 basis points to 0.83% for the three months ended September 30, 2020 compared with the prior year period. Higher average non-interest liability balances of $57.1 million (used to replace higher cost deposit accounts) and lower market interest rates were primarily responsible for the 67 basis point drop (-44.7%) in the cost of interest-bearing liabilities.

During the year ended September 30, 2020, net interest and dividend income increased $1.0 million, or 5.0%, to $21.4 million compared to the year ended September 30, 2019. The average balance of interest-earning assets increased $47.3 million, or 7.9%, while the yield on such assets decreased 37 basis points to 4.16% for the year ended September 30, 2020 compared with the prior year period. Interest and dividend income decreased $176,000, or 0.6%, to $26.9 million for the year ended September 30, 2020 from $27.1 million to the year ended September 30, 2019. Originations of PPP loans, increased interest earning deposit balances, and lower market interest rates were primarily responsible for the 37 basis point drop (-8.2%) in yield on earning assets.

Interest expense decreased $1.2 million, or 17.8%, to $5.5 million for the year ended September 30, 2020 from $6.7 million for the year ended September 30, 2019. The average balance of interest-bearing liabilities increased $20.7 million, or 4.4%, between the two periods while the cost of such liabilities declined by 31 basis points to 1.13% for the year ended September 30, 2020 compared with the prior year period.

The Company’s net interest margin decreased by 22 basis points to 3.23% for the quarter ended September 30, 2020 compared to 3.45% for the quarter ended September 30, 2019 and by 10 basis points to 3.31% for the year ended September 30, 2020 compared to 3.41% for the year ended September 30, 2019.

The provision for loan loss was $597,000 for the three months ended September 30, 2020 compared to $167,000 for the three months ended September 30, 2019. Net charge-offs totaled $197,000 for the three months ended September 30, 2020 compared with net recoveries of $28,000 for the prior year period. The provision for loan losses increased $1.0 million to $1.7 million for the year ended September 30, 2020 compared to $668,000 for the year ended September 30, 2019. There were net charge-offs of $154,000 during the year ended September 30, 2020 compared with net recoveries of $20,000 for the year ended September 30, 2019. The COVID-19 pandemic and subsequent recession resulted in elevated risk factors used in determining the appropriate level of the allowance for loan loss.

Non-interest income decreased $156,000 to $566,000 during the three months ended September 30, 2020 primarily from lower prepayment fees and late charges, partially offset by higher gains on the sale of loans. Non-interest income decreased $420,000 during the year ended September 30, 2020 compared with the prior year due to lower loan and deposit service charges, which decreased $473,000. In addition to the lower loan fees, the closure of the bank’s branch lobbies during the peak of the COVID-19 pandemic and the shift in consumer behavior to debit cards from physical checks resulted in a decline in retail fee income year-over-year.

Non-interest expense increased $88,000 during the three months ended September 30, 2020 from the prior year period due to higher FDIC deposit insurance premiums and professional fees. The Company received a one-time statutory credit during the prior year period while higher legal fees associated with the foreclosure and collection of non-performing loans accounted for the increase in professional fees for the three months ended September 30, 2020.

Non-interest expense increased $753,000, or 4.3%, to $18.4 million for the year ended September 30, 2020 compared to $17.6 million for the year ended September 30, 2019. Legal fees associated with the foreclosure and collection of non-performing loans drove professional fees $457,000, or 41.5%, higher during the year ended September 30, 2020. In addition, other real estate owned (“OREO”) expenses increased $165,000, or 49.4%, to $499,000 from valuation allowances recorded during the year ended September 30, 2020 based on updated appraisals or executed contracts of sale. Compensation and benefit expenses increased $150,000, or 1.5%, to $10.3 million due to new compliance positions and annual merit increases for employees.

Balance Sheet Comparison

Total assets decreased $4.4 million, or 0.6%, to $754.0 million during the three months ended September 30, 2020. The quarterly decrease was attributable to sales of OREO, which reduced OREO by $3.6 million, and lower loans receivable, net of allowance of loss, which decreased $1.4 million.

Total assets increased $123.7 million, or 19.6%, during the twelve months ended September 30, 2020. The increase was attributable to a $84.9 million, or 16.4%, increase in loans receivable, net of allowance of loss, a $40.3 million, or 187.5%, increase in cash and cash equivalents, and a $4.1 million increase in other assets from the adoption of ASU 2016-02 (Leases). Partially offsetting this growth were decreases in OREO, which declined $4.9 million during the year, and in investment securities, which declined $1.2 million during the year.

Total loans receivable at September 30, 2020 were comprised of $248.1 million (40.6%) in commercial real estate loans, $210.3 million (34.4%) in 1-4 family residential mortgage loans, $101.0 million (16.5%) in commercial business loans (including $56.0 million in PPP loans), $28.4 million (4.6%) in construction loans, and $23.5 million (3.9%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2019 were comprised of $232.5 million (44.5%) in commercial real estate loans, $190.4 million (36.4%) in 1-4 family residential mortgage loans, $48.8 million (9.3%) in commercial business loans, $28.5 million (5.4%) in construction loans, and $22.8 million (4.4%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans increased $828,000 to $9.7 million at September 30, 2020 from $8.9 million at June 30, 2020. The increase was the result of one new commercial business loan totaling $1.3 million and one commercial real estate loan totaling $487,000, offset by loan payments totaling $804,000 and one charge-off totaling $204,000.

Total non-performing loans increased $2.8 million to $9.7 million during the year ended September 30, 2020 from $6.9 million at September 30, 2019. At September 30, 2020, non-performing loans consisted of eight commercial real estate loans totaling $2.2 million, three construction loans totaling $5.1 million, three commercial business loans totaling $1.5 million, and three loans secured by 1-4 family residential mortgage totaling $905,000. The ratio of non-performing loans to total loans was 1.6% at September 30, 2020 compared to 1.3% at September 30, 2019.

The allowance for loan losses increased by $400,000 during the three months ended September 30, 2020 and by $1.5 million during the twelve months ended September 30, 2020 to $6.4 million. The increases were attributable to growth in total loans receivable and higher adjustments to the historical loss factors for economic conditions relating to the COVID-19 pandemic.

The allowance for loan losses as a percentage of non-performing loans decreased to 65.8% at September 30, 2020 compared with 70.9% at September 30, 2019. At September 30, 2020 our allowance for loan losses as a percentage of total loans was 1.05%, compared with 0.93% at September 30, 2019. Future increases in the allowance for loan losses may be necessary based on possible future increases in total loans receivable, increases in non-performing loans and charge-offs, deterioration of collateral values securing impaired real estate loans, and further deterioration of the current economic environment.

At September 30, 2020, investment securities were $45.0 million, reflecting a $594,000 increase from June 30, 2020 and a $1.2 million decrease from September 30, 2019. Investment securities at September 30, 2020 consisted of $32.2 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $9.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $259,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2020.

OREO decreased $3.6 million to $2.6 million during the quarter ended September 30, 2020 from sales of three properties. Year-to-date, OREO decreased $4.9 million resulting from the sales of seven properties totaling $4.6 million, in addition to valuation allowances and other net reductions totaling $342,000. There were no additions during the year.

At September 30, 2020 our OREO consisted of three commercial real estate buildings totaling $1.9 million and two real estate lots/land totaling $705,000. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, marketing the properties for individual sale, or selling properties to an investor and/or developer.

Total deposits increased $88.3 million, or 16.6%, to $618.3 million during the twelve months ended September 30, 2020. The growth in deposits during the twelve months ended September 30, 2020 occurred in non-interest checking account balances, which increased $57.1 million, or 53.7%, to $163.6 million, in interest-bearing checking account balances, which increased $17.3 million, or 35.9% to $65.4 million, in certificates of deposit (including individual retirement accounts), which increased $9.6 million, or 8.2%, to $126.4 million, and in savings account balances, which increased $4.3 million, or 6.1%, to $74.9 million. Offsetting these increases was a $92,000, or 0.05%, decrease in money market account balances, to $188.0 million.

The Bank experienced extraordinary increases in its deposits since the COVID-19 pandemic began in March 2020. During the six months ended September 30, 2020, deposits increased $57.4 million, of which $31.4 million was in non-interest checking accounts and $22.9 million was in interest-bearing checking accounts. Commercial and consumer deposit inflows were extraordinarily higher during this period from PPP loan disbursements, government stimulus programs, lower spending and customers’ preferences for liquidity during the ongoing COVID-19 pandemic. Deposits accounted for 82.0% of assets and 102.5% of net loans receivable at September 30, 2020.

At September 30, 2020, the Company held $9.4 million in brokered certificates of deposit, compared with $6.9 million at September 30, 2019. Short-term brokered deposits were used to fund PPP loans before the PPPLF was announced.

Borrowings increased $31.2 million, or 86.3%, to $67.4 million at September 30, 2020 from $36.2 million at September 30, 2019. The Bank borrowed $36.9 million in PPPLF advances from the Federal Reserve Bank during the year ended September 30, 2020 to offset the liquidity and capital impacts of the PPP loans. Federal Home Loan Bank of New York advances decreased $5.7 million to $30.5 million at September 30, 2020 from $36.2 million at September 30, 2019 as deposit inflows were used to repay maturing long-term advances.

During the year ended September 30, 2020, the Company repurchased 10,000 shares at an average price of $9.03. Through September 30, 2020, the Company had repurchased 91,000 shares at an average price of $8.41 pursuant to the Company’s stock repurchase plan, which has reduced outstanding shares to 5,810,746.

The Company’s book value per share increased to $9.78 at September 30, 2020 from $9.39 at September 30, 2019. The increase was due to the Company’s results of operations for the year ended September 30, 2020 and stock repurchases.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and the extent to which the economy can open and remain open. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019

Income Statement Data:
Interest and dividend income	$6,767	$6,729	$26,927	$27,103
Interest expense	1,083	1,713	5,513	6,710
Net interest and dividend income	5,684	5,016	21,414	20,393
Provision for loan losses	597	167	1,666	668
Net interest and dividend income after
provision for loan losses	5,087	4,849	19,748	19,725
Non-interest income	566	722	1,716	2,136
Non-interest expense	4,481	4,393	18,353	17,600
Income before income tax expense	1,172	1,178	3,111	4,261
Income tax expense	349	360	921	1,265
Net income	$823	$818	$2,190	$2,996

Per Share Data:
Basic earnings per share	$0.14	$0.14	$0.38	$0.51
Diluted earnings per share	$0.14	$0.14	$0.38	$0.51
Book value per share, at period end	$9.78	$9.39	$9.78	$9.39

Selected Ratios (annualized):
Return on average assets	0.44%	0.52%	0.32%	0.47%
Return on average equity	5.93%	6.19%	3.85%	5.47%
Net interest margin	3.23%	3.45%	3.31%	3.41%

	September 30,	June 30,	September 30,
	2020	2020	2019
Balance Sheet Data:
Assets	$753,997	$758,412	$630,328
Total loans receivable	611,259	612,469	523,001
Allowance for loan losses	6,400	6,000	4,888
Investment securities - available for sale, at fair value	14,561	16,340	16,703
Investment securities - held to maturity, at cost	30,443	28,070	29,481
Deposits	618,330	623,789	530,075
Borrowings	67,410	66,941	36,189
Shareholders' Equity	56,850	56,089	54,651

Asset Quality Data:
Non-performing loans	$9,732	$8,904	$6,894
Other real estate owned	2,594	6,169	7,528
Total non-performing assets	12,326	15,073	14,422
Allowance for loan losses to non-performing loans	65.76%	67.39%	70.90%
Allowance for loan losses to total loans receivable	1.05%	0.98%	0.93%
Non-performing loans to total loans receivable	1.59%	1.45%	1.32%
Non-performing assets to total assets	1.63%	1.99%	2.29%
Non-performing assets to total equity	21.68%	26.87%	26.39%